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                                                                     EXHIBIT 5.1


          [FEDER KASZOVITZ ISAACSON WEBER SKALA & BASS LLP LETTERHEAD]


                               September 20, 2000


Ortec International, Inc.
3960 Broadway
New York, NY 10032

                         Re: Registration Statement on Form S-3
                             -----------------------------------
Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3, to be filed by Ortec International, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,247,566 shares of Common Stock of the Company, par value
$.001 per share (the "Shares").

         We have examined such corporate records and documents and such matters of law as we considered necessary or appropriate for rendering this opinion. It is our opinion that the Shares have been legally and validly issued and are fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including in each Prospectus constituting a part thereof, and in any amendment thereto.

                                Very truly yours,




                                /s/  FEDER, KASZOVITZ, ISAACSON
                                     WEBER, SKALA & BASS LLP